Exhibit 3.1

FIRST AMENDMENT

TO

THIRTEENTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PROLOGIS, L.P.

February 27, 2014

-i-

THIS FIRST AMENDMENT (this “Amendment”) to the THIRTEENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of PROLOGIS, L.P. is made and entered into as of February 27, 2014.

W I T N E S S E T H:

WHEREAS, Prologis, L.P. (the “Partnership”), a Delaware limited partnership, exists pursuant to that certain Thirteenth Amended and Restated Agreement of Limited Partnership dated as of June 3, 2011, as amended (the “Partnership Agreement”), and the Delaware Revised Uniform Limited Partnership Act;

WHEREAS, Prologis, Inc., a Maryland corporation, is the sole general partner of the Partnership (the “Company”);

WHEREAS, pursuant to the Prologis, Inc. 2012 Long-Term Incentive Plan and/or one or more successor or additional equity incentive plans or programs that the Company or the Partnership may adopt after the date hereof, as amended (each individually and all of them collectively, as the context requires, the “Plan”), the Company resolved to issue to executives of the Company and its subsidiaries, including the Partnership, Full Value Awards (as defined in the Plan) which may include partnership interests having the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and conversion set forth herein, such partnership interest to be expressed as a number of partnership units to be referred to as Long Term Incentive Plan Units or LTIP Units.

WHEREAS, Section 4.3.C of the Partnership Agreement provides that the General Partner may accept additional capital contributions of cash, real property or other non-cash assets and in connection with any such additional capital contributions (of cash or property), the General Partner is authorized to cause the Partnership from time to time to issue additional partnership units or other partnership interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers, and duties, including rights, powers, and duties senior to then existing limited partnership interests, all as shall be determined by the General Partner in its sole and absolute discretion subject to Delaware law, and as set forth by amendment to the Partnership Agreement, including without limitation: (i) the allocations of items of Partnership income, gain, loss, deduction, and credit to such class or series of partnership interests; (ii) the right of each such class or series of partnership interests to share in Partnership distributions; (iii) the rights of each such class or series of partnership interests upon dissolution and liquidation of the Partnership; and (iv) the right to vote.

WHEREAS, in the event that the Partnership issues additional partnership interests pursuant to Section 4.3.C of the Partnership Agreement, the General Partner shall make such revisions to the Partnership Agreement (including but not limited to the revisions described in Sections 5.4, 6.2.C, and 8.6 thereof) as it determines are necessary to reflect the issuance of such additional partnership interests.

WHEREAS, pursuant to Sections 7.3.D(ii) and (iii), the Partnership Agreement may be amended by the General Partner without the Consent of Partners to reflect the issuance of additional Partnership Interests pursuant to Sections 4.3C, the admission of Partners (which may be effected through the replacement of Exhibit A with an amended Exhibit A), and to set forth or amend the designations, rights, powers, duties and preferences of the holders of any additional Partnership Interests issued pursuant to Article 4, provided that the General Partner is required to provide notice to the Limited partners when any such action is taken;

WHEREAS, pursuant to Section 12.2.B of the Partnership Agreement, the admission of any person as an Additional Limited Partner shall become effective on the date upon which the name of such person is recorded on the books and records of the Partnership, following the receipt of the Capital Contribution in respect of such Limited Partner, the documents set forth in Section 12.2.A of the Partnership Agreement and the consent of the General Partner to such admission.

NOW, THEREFORE, pursuant to Sections 2.4 and 7.3.D(ii) and (iii) of the Partnership Agreement, the General Partner hereby amends the Partnership Agreement as follows:

SECTION 1. DEFINED TERMS

Capitalized terms used but not defined herein shall have the definitions assigned to such terms in the Partnership Agreement. If the same term is defined both herein and in the Partnership Agreement, the definition herein shall supersede and replace in its entirety the definition set forth in the Partnership Agreement for all purposes. The following defined terms used in this Amendment shall have the meanings specified below:

“Book-Up Target” for an LTIP Unit means (i) initially, the excess of the Common Unit Economic Balance as determined on the date such LTIP Unit was granted over the Capital Contribution made by such LTIP Unit Limited Partner with respect to such LTIP Unit and (ii) thereafter, as of any determination date, the remaining amount required to be allocated to such LTIP Unit for the Economic Capital Account Balance, to the extent attributable to such LTIP Unit, to be equal to the Common Unit Economic Balance. Notwithstanding the foregoing, the Book-Up Target shall be zero for any LTIP Unit for which the Economic Capital Account Balance attributable to such LTIP Unit has at any time reached an amount equal to the Common Unit Economic Balance determined as of such time.

“Common Unit” means each Partnership Unit that (i) is not entitled to any preference with respect to any other Partnership Unit as to distribution or voluntary or involuntary liquidation, dissolution or winding up of the Partnership and (ii) is not an LTIP Unit.

“Common Unit Economic Balance” means (i) the Capital Account balance of the Company, plus the amount of the Company’s share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the Company’s ownership of Common Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under Section 6.6.B, divided by (ii) the number of the Company’s Common Units. If the Company’s Economic Capital Account Balance at the time of determination reflects a net reduction as a result of Section 15.11, for purposes of this definition the Company’s Economic Capital Account Balance shall be the Economic Capital Account Balance it would have been if Section 15.11 had not applied.

“Economic Capital Account Balance” with respect to a Partner means an amount equal to its Capital Account balance, plus the amount of its share of any Partner Minimum Gain or Partnership Minimum Gain.

“Liquidating Gains” means any net gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any event of liquidation of the Partnership), including but not limited to net gain realized in connection with an adjustment to the book value of Partnership assets under clauses (ii)(a)-(e) of the definition of Gross Asset Value.

“Liquidating Losses” means any net loss realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any event of liquidation of the Partnership), including but not limited to net loss realized in connection with an adjustment to the book value of Partnership assets under clauses (ii)(a)-(e) of the definition of Gross Asset Value.

“LTIP Unit” means a Partnership Unit which is designated as an LTIP Unit having the rights, powers, privileges, restrictions, qualifications and limitations set forth in Exhibit K hereto and elsewhere in this Amendment and the Partnership Agreement in respect of the LTIP Unit Limited Partner. LTIP Units may be designated as “Special LTIP Units” or as “Vested” or “Unvested” LTIP Units pursuant to the documentation pursuant to which such LTIP Unit is issued.

“LTIP Unit Distribution Participation Date” means, for any LTIP Unit, the date of issuance or such other date as may be specified in the Vesting Agreement or other documentation pursuant to which such LTIP Unit is issued.

“LTIP Unit Limited Partner” means any Person that holds LTIP Units and is named as an LTIP Unit Limited Partner in the books and records of the Partnership (including, if applicable, Exhibit A attached hereto, as such Exhibit may be amended from time to time, to the extent applicable to the holding of such LTIP Units or Common Units issued to a LTIP Unit Limited Partner as provided in Exhibit K hereto).

“Partnership Interest” means an ownership interest in the Partnership of either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes of Partnership Interests as provided in Section 4.3. A Partnership Interest may be expressed as a number of Partnership Units. Unless otherwise expressly provided for by the General Partner at the time of the original issuance of any Partnership Interests, all Partnership Interests (whether of a Limited Partner or a General Partner) shall be of the same class. The Partnership Interests represented by the Common Units (including Performance Units), the LTIP Units and the Series Q Preferred Units are the only Partnership Interests, and each such type of unit is a separate class of Partnership Interest for all purposes of this Agreement.

“Percentage Interest” means, as to a Partner holding a class of Partnership Interests, its interest in the Partnership as determined by dividing the Partnership Units of such class owned by such Partner by the total number of Partnership Units of such class then outstanding as specified in

Exhibit A attached hereto, as such Exhibit may be amended from time to time, or in the case of LTIP Units on the books and records of the Partnership maintained by the General Partner. If the Partnership issues more than one class of Partnership Interest, the interest in the Partnership among the classes of Partnership Interests shall be determined as set forth in the amendment to the Agreement setting forth the rights and privileges of such additional classes of Partnership Interest, if any, as contemplated by Section 4.3.C. With respect to any Partner owning Common Units and/or LTIP Units, the percentage shall be represented by a fraction, the numerator of which is the number of Common Units and LTIP Units then owned by such Partner, and the denominator of which is the total number of Common Units and LTIP Units then owned by all of the Partners; provided that, for purposes of allocations and distributions (i) prior to the LTIP Unit Distribution Participation Date for any LTIP Units, the Percentage Interest will be calculated without including such LTIP Units in either the numerator or the denominator and (ii) prior to the Special LTIP Unit Full Participation Date for any Special LTIP Unit, the Percentage Interest will be calculated by only including a number of such Special LTIP Units equal to the number of such Special LTIP Units outstanding multiplied by the Special LTIP Unit Sharing Percentage for such Special LTIP Units.

“Special LTIP Unit” means an LTIP Unit designated as a “Special LTIP Unit” as set forth in the documentation pursuant to which such LTIP Unit is granted.

“Special LTIP Unit Full Participation Date” means, for a Special LTIP Unit, the date specified as such in the documentation pursuant to which such Special LTIP Unit is granted.

“Special LTIP Unit Sharing Percentage” means, with respect to a Special LTIP Unit, ten percent (10%) or such other percentage designated as the Special LTIP Unit Sharing Percentage for such Special LTIP Unit as set forth in the documentation pursuant to which such Special LTIP Unit is granted.

“Vesting Agreement” means an award, vesting or other similar agreement pursuant to which LTIP Units are issued to an LTIP Unit Limited partner.

SECTION 2. EXHIBIT K TERMS.

In making distributions pursuant to Section 5.1 of the Agreement and allocations pursuant to Article 6 of the Agreement, the General Partner of the Partnership shall take into account the provisions of Exhibit K hereto.

SECTION 3. ARTICLE 5 AMENDMENTS.

Article 5 of the Partnership Agreement shall be amended by adding the following new Section 5.6.

Section 5.6 Distributions with respect to LTIP Units. For purposes of the calculations and distributions set forth in Section 5.1 (including, without limitation, distributions under Section 5.1(iii)), issued and outstanding LTIP Units with an associated LTIP Unit Distribution Participation Date that falls on or before the Partnership Record Date for a particular distribution shall be treated as outstanding Common Units. LTIP Units for which the LTIP Unit Distribution Participation Date has not occurred as of the

Partnership Record Date for a particular distribution shall not be entitled to any of such distribution. The right to distributions of LTIP Units designated as Special LTIP Units shall also be governed by the applicable Special LTIP Unit Full Participation Date and Special LTIP Unit Sharing Percentage.

SECTION 4. SECTION 6.1 AMENDMENT.

Section 6.1 of the Partnership Agreement is amended by inserting the following text at the beginning of the first sentence thereof:

“Subject to Section 6.7,”

SECTION 5. SECTION 6.2.B.1(d) AMENDMENT.

Section 6.2.B.1(d) of the Partnership Agreement shall be replaced with the following new Section 6.2.B.1(d):

(d)	Fourth, 100% to the General Partner and the Limited Partners (including, for the avoidance of doubt, any LTIP Unit Limited Partner), in accordance with their respective Percentage Interests in the Common Units, in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to such Partners in the aggregate pursuant to Section 6.2.B.2(a) for all prior Partnership Years minus the cumulative Net Income allocated to such Partners in the aggregate pursuant to this Section 6.2.B.1(d) for all prior Partnership Years;

SECTION 6. OTHER ARTICLE 6 AMENDMENTS.

Article 6 of the Partnership Agreement shall be amended by adding the following new Sections 6.5, 6.6 and 6.7:

Section 6.5 Forfeiture Allocations. Subject to Section 6.6.C with respect to a forfeiture of certain LTIP Units, upon a forfeiture of any unvested Partnership Interest by any Partner, gross items of income, gain, loss or deduction shall be allocated to such Partner if and to the extent required by final Regulations promulgated after the effective date of this Agreement to ensure that allocations made with respect to all unvested Partnership Interests are recognized under Code Section 704(b).

Section 6.6 LTIP Allocation Provisions.

A.

LTIPs Treated as Common Units for Allocation Purposes. For purposes of determining allocations of Net Income and Net Loss pursuant to Sections 6.2.B.1 and 6.2.B.2, to the extent that the LTIP Unit Distribution Participation Date with respect to an LTIP Unit has occurred, such LTIP Unit shall be treated as a Common Unit. For purposes of determining allocations of Losses pursuant to Section 6.2.B.2, an LTIP Unit Limited Partner shall be treated as having a separate Economic Capital Account Balance, and for this purpose a separate Capital Account with an appropriate share of Partnership Minimum Gain and Partner Minimum Gain shall be maintained, for each tranche of LTIP Units with a different issuance date that it holds and a separate Capital Account for its Common Units, if applicable, and the Economic Capital Account Balance of each holder of Common Units shall not include any Economic Capital Account Balance attributable to other series or classes of Partnership Units.

B.	LTIP General Allocations. After giving effect to the special allocations set forth in Sections 6.2.B.3 and 6.3.A(i)-(v) hereof, and the allocations of Net Income under Sections 6.2.B.1(a)-(c), and subject to the other provisions of this Article 6, but before allocations of Net Income are made under Section 6.2.B.1(d), (e) or (f), Liquidating Gains and Liquidating Losses shall be allocated as follows:

i.	Liquidating Gains (including, for the avoidance of doubt, Liquidating Gains that are a component of any remaining Net Income), shall first be allocated to the LTIP Unit Limited Partners until the Economic Capital Account Balances of such Partners, to the extent attributable to their ownership of LTIP Units, are equal to (1) the Common Unit Economic Balance, multiplied by (2) the number of their LTIP Units (with respect to each LTIP Unit Limited Partner, the “Target Balance”). For the avoidance of doubt, Liquidating Gains allocated with respect to an LTIP Unit pursuant to this Section 6.6.B(i) shall reduce (but not below zero) the Book-Up Target for such LTIP Unit.

ii.	Liquidating Gain allocated to an LTIP Unit Limited Partner under this Section 6.6.B will be attributed to specific LTIP Units of such LTIP Unit Limited Partner for purposes of determining (1) allocations under this Section 6.6, (2) the effect of the forfeiture or conversion of specific LTIP Units on such LTIP Unit Limited Partner’s Capital Account and (3) the ability of such LTIP Unit Limited Partner to convert specific LTIP Units into Common Units. Such Liquidating Gain will generally be attributed in the following order: (1) first, to Vested LTIP Units held for more than two years, (2) second, to Vested LTIP Units held for two years or less, (3) third, to Unvested LTIP Units that have remaining vesting conditions that only require continued employment or service to the Company, the Partnership or an Affiliate of either for a certain period of time (with such Liquidating Gains being attributed in order of vesting from soonest vesting to latest vesting), and (4) fourth, to other Unvested LTIP Units (with such Liquidating Gains being attributed in order of issuance from earliest issued to latest issued). Within each category, Liquidating Gain will be allocated seriatim (i.e., entirely to the first unit in a set, then entirely to the next unit in the set, and so on, until a full allocation is made to the last unit in the set) in the order of smallest Book-Up Target to largest Book-Up Target. Any such allocations shall be made among the holders of LTIP Units in proportion to the aggregate amounts required to be allocated to each under this Section 6.6.

iii.

After giving effect to the special allocations set forth above in this Section 6.6, if, due to distributions with respect to Common Units in which the LTIP Units do not participate, forfeitures or otherwise, the Economic Capital Account Balance of any LTIP Unit Limited Partner attributable to such LTIP Unit Limited Partner’s LTIP Units, exceeds the Target Balance, then Liquidating Losses shall be allocated to such LTIP Unit Limited Partner, or, at the election of the General Partner, Liquidating Gains shall be allocated to the other Partners, to eliminate the disparity; provided, however, that if Liquidating Losses and Liquidating Gains are insufficient to completely eliminate all such disparities, such losses or gains shall be allocated among Partners in a manner reasonably determined by the General Partner.

iv.	The parties agree that the intent of this Section 6.6 is (1) to the extent possible to make the Capital Account balance associated with each LTIP Unit economically equivalent to the Capital Account balance associated with the Company’s Common Units (on a per-unit basis) and (2) to allow conversion of an LTIP Unit (assuming prior vesting) when sufficient Liquidating Gains have been allocated to such LTIP Unit pursuant to Section 6.6 so that either an LTIP Unit’s initial Book-Up Target has been reduced to zero or the parity described in clause (1) above has been achieved. The General Partner shall be permitted to interpret this Agreement (including this Section 6.6) and to amend this Agreement to the extent necessary and consistent with this intention.

v.	In the event that Liquidating Gains or Liquidating Losses are allocated under this Section 6.6, Net Income allocable under clauses 6.2.B.1(d), (e) and (f) and any Losses shall be recomputed without regard to the Liquidating Gains or Liquidating Losses so allocated.

C.	LTIP Forfeiture Reallocations. If an LTIP Unit Limited Partner forfeits any LTIP Units to which Liquidating Gain has previously been allocated under Section 6.6.B, (1) the portion of such LTIP Unit Limited Partner’s Capital Account attributable to such Liquidating Gain allocated to such forfeited LTIP Units will be re-allocated to that LTIP Unit Limited Partner’s remaining LTIP Units that were outstanding on the date of the initial allocation of such Liquidating Gain, using a methodology similar to that described in Section 6.6.B(ii) above as reasonably determined by the General Partner, to the extent necessary to cause such LTIP Unit Limited Partner’s Economic Capital Account Balance attributable to each such LTIP Unit to equal the Common Unit Economic Balance and (2) such LTIP Unit Limited Partner’s Capital Account will be reduced by the amount of any such Liquidating Gain not re-allocated pursuant to clause (1) above.

Section 6.7 Allocation Periods. Notwithstanding any other provision of the Partnership Agreement (including the provisions of this Article 6) to the contrary, (i) allocations of income, gain, loss and deduction shall be made pursuant to this Agreement for any portion of a Partnership Year (and not just at the end of a Partnership Year) to the extent the General Partner determines that allocations should be made with respect to such shorter period in connection with the maintenance of Capital Accounts (including, without limitation, for a period ending immediately prior to an event in which the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value) and (ii) the definition of “Net Income” and “Net Loss” shall be interpreted to apply with respect to any period in which allocations are to be made in connection with maintaining Capital Accounts.

SECTION 7. ARTICLE 8 AMENDMENTS.

Article 8 of the Agreement is hereby supplemented by adding the following paragraph H at the end of Section 8.6 thereof:

H. Holders of LTIP Units shall not be entitled to the Redemption rights provided for in Section 8.6 of this Agreement, unless and until such LTIP Units have been converted into Common Units. Notwithstanding the foregoing, and except as otherwise permitted by the Vesting Agreement or any award document, plan or other agreement pursuant to which an LTIP Unit was issued, without the consent of the General Partner, the Redemption rights shall not be exercisable with respect to any Common Unit issued upon conversion of an LTIP Unit until two years after the date on which the LTIP Unit was issued, provided however, that the foregoing restriction shall not apply (i) if the right of Redemption is exercised by an LTIP Unit holder in connection with a transaction that falls within the definition of a “Change in Control” under the agreement or agreements pursuant to which the LTIP Units were issued to such holder, or (ii) in connection with a mandatory conversion in connection with a Capital Transaction as described in Section 1.14 of Exhibit K hereto.

SECTION 8. SAFE HARBOR ELECTION.

Section 10.2 of the Partnership Agreement is amended by designating the existing text of Section 10.2 as Section 10.2.A, and by appending the following new Section 10.2.B:

B. To the extent provided for in Regulations, revenue rulings, revenue procedures and/or other IRS guidance issued after the date hereof, the Partnership is hereby authorized to, and at the direction of the General Partner shall, elect a safe harbor under which the fair market value of any Partnership Interests issued after the effective date of such Regulations (or other guidance) will be treated as equal to the liquidation value of such Partnership Interests (i.e., a value equal to the total amount that would be distributed with respect to such interests if the Partnership sold all of its assets for their fair market value immediately after the issuance of such Partnership Interests, satisfied its liabilities (excluding any non-recourse liabilities to the extent the balance of such liabilities exceed the fair market value of the assets that secure them) and distributed the net proceeds to the Partners under the terms of this Agreement). In the event that the Partnership makes a safe harbor election as described in the preceding sentence, each Partner hereby agrees to comply with all safe harbor requirements with respect to transfers of such Partnership Interests while the safe harbor election remains effective.

SECTION 9. ARTICLE 11 AMENDMENTS.

Sections 11.3.D, 11.6.E and 11.6.F are hereby amended by replacing the first parenthetical phrase in each subsection with the following new parenthetical phrases:

D. (including any Redemption or exchange for REIT Shares pursuant to Section 8.6, or any other acquisition of Common Units or LTIP Units by the General Partner or the Partnership)

E. (including by way of any acquisition of Common Units or LTIP Units by the Partnership or the General Partner)

F. (including any acquisition of Common Units or LTIP Units by the Partnership or the General Partner)

SECTION 10. NEW EXHIBIT K.

The Agreement is hereby supplemented by adding after Exhibit J thereof a new Exhibit K as follows:

EXHIBIT K

LTIP UNITS

Section	1.1 Designation and Number; Definitions

A class of Partnership Units in the Partnership designated as the “LTIP Units” is hereby established. Except to the extent a capital contribution is made with respect to an LTIP Unit, each LTIP Unit is intended to qualify as “profits interests” in the Partnership. The number of LTIP Units that may be issued shall not be limited. The following defined terms used in this Exhibit K shall have the meanings specified below:

“Capital Transaction” has the meaning set forth in Section 1.14.A.

“LTIP Unit Adjustment Events” has the meaning set forth in 1.9.

“LTIP Unit Conversion Date” has the meaning set forth in Section 1.10.C.

“LTIP Conversion Factor” has the meaning set forth in Section 1.10.A.

“LTIP Unit Conversion Notice” has the meaning set forth in Section 1.10.C.

“LTIP Unit Conversion Right” has the meaning set forth in Section 1.10.A.

“LTIP Unit Forced Conversion” has the meaning set forth in Section 1.11.

“LTIP Unit Forced Conversion Notice” has the meaning set forth in Section 1.11.

“Unvested LTIP Units” has the meaning set forth in Section 1.4.

“Vested LTIP Units” has the meaning set forth in Section 1.4.

“Vesting Agreement” has the meaning set forth in Section 1.4.

Section	1.2 Ranking

Except as otherwise provided in this Exhibit K or elsewhere in the Partnership Agreement, the LTIP Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, winding up or dissolution of the Partnership, rank (i) on a parity with the Common

Units and all other Parity Preferred Units; and (ii) junior to all Partnership Units which rank senior to the Common Units.

Section	1.3 Issuance of LTIP Units

The General Partner may, at any time and from time to time, determine to issue LTIP Units in accordance with Section 4.3.C of the Partnership Agreement. In connection with any such issuance, the General Partner shall (i) determine the amount of the Capital Contribution to be made in connection with such issuance and the manner in which such Capital Contribution shall be made, and (ii) make such revisions to the Partnership Agreement (including but not limited to the revisions described in Sections 5.4, 6.2.C, and 8.6) as it determines are necessary to reflect the issuance of such LTIP Units. Upon the making of the Capital Contribution determined by the General Partner, the holder of such LTIP Units shall be admitted to the Partnership as an Additional Limited Partner upon furnishing to the General Partner (A) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of the Partnership Agreement, including, without limitation, the power of attorney granted in Section 2.4 of the Partnership Agreement, and (B) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner. Pursuant to Section 12.2.B of the Partnership Agreement, the admission of an Additional Limited Partner shall become effective on the date upon which the name of such person is recorded by the General Partner in the books and records of the Partnership.

Section	1.4 Vesting.

LTIP Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of an award, vesting or other similar agreement (a “Vesting Agreement”). The terms of any Vesting Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the terms of any plan pursuant to which the LTIP Units are issued, if applicable. LTIP Units that have vested and are no longer subject to forfeiture under the terms of a Vesting Agreement are referred to as “Vested LTIP Units”; all other LTIP Units are referred to as “Unvested LTIP Units.” Subject to the terms of any Vesting Agreement, a holder of LTIP Units shall be entitled to transfer his or her LTIP Units to the same extent, and subject to the same restrictions as holders of Common Units are entitled to transfer their Common Units pursuant to Article 11 of the Partnership Agreement.

Section	1.5 Forfeiture or Transfer of Unvested LTIP Units.

Unless otherwise specified in the relevant Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement as resulting in either the forfeiture of any LTIP Units, or the repurchase by the Partnership or the General Partner of LTIP Units at a specified purchase price, then, upon the occurrence of the circumstances resulting in such forfeiture or repurchase by the Partnership or the General Partner, the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose, or as transferred to the Partnership or General Partner, as applicable. Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited, other than any distributions declared with a record date prior to the effective date of the forfeiture.

Section	1.6 Legend.

The books and records of the Partnership as maintained by the General Partner or by its agent (or if applicable any certificate evidencing an LTIP Unit) shall bear an appropriate notation or legend indicating that additional terms, conditions and restrictions on transfer, including without limitation those set forth in a Vesting Agreement, apply to LTIP Units.

Section	1.7 Distributions.

The distributions to which holders of LTIP Units will be entitled with respect to their LTIP Units will be determined in accordance with the terms of the Partnership Agreement, including, without limitation, Article 5 and Article 8 thereof.

Section	1.8 Allocations.

The allocations to which holders of LTIP Units will be entitled with respect to their LTIP Units will be determined in accordance with the terms of the Partnership Agreement, including, without limitation, Article 6 thereof.

Section	1.9 Adjustments.

The General Partner shall maintain a one-to-one correspondence between Common Units and LTIP Units upon events such as distributions on all outstanding Common Units in additional Partnership Units, subdivision, combination, reclassification or recapitalization of the Common Units. If more than one such event triggers an adjustment, the adjustment to the LTIP Units need be made only once using a single formula that takes into account the multiple events as if they all occurred simultaneously. If in the opinion of the General Partner an adjustment to the LTIP Units is required to maintain the correspondence between Common Units and LTIP Units, the General Partner shall make such adjustment to the extent permitted by law and by the terms of any plan pursuant to which the LTIP Units have been issued in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances to maintain such correspondence. If an adjustment is made to the LTIP Units as herein provided, the Partnership shall promptly (i) file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error, and (ii) give notice thereof to the holders of LTIP Units.

Section	1.10 Right to Convert LTIP Units into Common Units.

A. Conversion Right. A holder of LTIP Units shall have the right (the “LTIP Unit Conversion Right”), at his or her option, at any time to convert all or a portion of his or her Vested LTIP Units into a number (or fraction thereof) of fully paid and non-assessable Common Units, giving effect to all adjustments (if any) made pursuant to Section 1.9 equal to the LTIP Conversion Factor (as defined below) as applicable to each LTIP Unit being converted. Holders of LTIP Units shall not have the right to convert Unvested LTIP Units into Common Units until they become Vested LTIP Units; provided, however, that when a holder of LTIP Units is notified of the expected occurrence of an event that will cause his or her Unvested LTIP Units to become Vested LTIP Units, such Person may give the Partnership an LTIP Unit Conversion Notice conditioned upon and effective as of the time of vesting, and such LTIP Unit Conversion Notice, unless subsequently revoked by the holder of the LTIP Units, shall be accepted by the Partnership subject to such condition. In all cases, the conversion of any LTIP Units the Book-Up Target of which is zero into Common Units shall be subject to the conditions and procedures set forth in this Section 1.10. “LTIP Conversion Factor” shall mean the quotient of (i) the Economic Capital Account Balance attributable to the LTIP Unit being converted as of the date of conversion, divided by (ii) the Common Unit Economic Balance as of the date of conversion, provided that if the Economic Capital Account Balance attributable to an LTIP Unit has at any time reached an amount equal to the Common Unit Economic Balance determined as of such time, the LTIP Conversion Factor for such LTIP Unit shall never exceed one (1).

B. Number of Units Convertible. A holder of Vested LTIP Units may convert such Vested LTIP Units the Book-Up Target of which is zero into an equal number of fully paid and non-assessable Common Units (after giving effect to any adjustments made pursuant to Section 1.9).

C. Notice. In order to exercise his or her Conversion Right, a holder of LTIP Units shall deliver a notice (an “LTIP Unit Conversion Notice”) in the form attached as Schedule K-1 hereto not less than 10 nor more than 60 days prior to a date (the “LTIP Unit Conversion Date”) specified in such LTIP Unit Conversion Notice. Each holder of LTIP Units covenants and agrees with the Partnership that all Vested LTIP Units to be converted pursuant to this Section 1.10 shall be free and clear of all liens, claims and/or encumbrances whatsoever. Notwithstanding anything herein to the contrary (but subject to Article 8 of the Partnership Agreement), a holder of LTIP Units may deliver a Notice of Redemption pursuant to Section 8.6 of the Partnership Agreement relating to those Common Units that will be issued to such holder upon conversion of such LTIP Units into Common Units in advance of the LTIP Unit Conversion Date; provided, however, that the redemption of such Common Units by the Partnership shall in no event take place until the LTIP Unit Conversion Date. For clarity, it is noted that the objective of this paragraph is to put a holder of LTIP Units in a position where, if he or she so wishes, the Common Units into which his or her Vested LTIP Units will be converted can be redeemed by the Partnership in accordance with Section 8.6 of the Partnership Agreement simultaneously with such conversion, with the further consequence that, if the Company elects to assume the Partnership’s redemption obligation with respect to such Common Units under Section 8.6.B of the Partnership Agreement by delivering to such holder REIT Shares, then such holder can have such REIT Shares issued to him or her simultaneously with the conversion of his or her Vested LTIP Units into Common Units. The General Partner shall cooperate with a holder of LTIP Units to coordinate the timing of the different events described in the foregoing sentence.

Section	1.11 Forced Conversion.

The Partnership, at any time at the election of the General Partner, may cause any number of Vested LTIP Units the Book-Up Target of which is zero held by a holder of LTIP Units to be converted (a “LTIP Unit Forced Conversion”) into an equal number of Common Units (after giving effect to any adjustments made pursuant to Section 1.9). In order to exercise its right to cause an LTIP Unit Forced Conversion, the Partnership shall deliver a notice (a “LTIP Unit Forced Conversion Notice”) in the form attached as Schedule K-2 hereto to the applicable holder not less than 10 nor more than 60 days prior to the LTIP Unit Conversion Date specified in such LTIP Unit Forced Conversion Notice. A Forced LTIP Unit Conversion Notice shall be provided in the manner provided in Section 15.1 of the Partnership Agreement.

Section	1.12 Conversion Procedures.

Subject to any redemption of Common Units to be received upon the conversion of Vested LTIP Units, a conversion of Vested LTIP Units for which the holder thereof has given an LTIP Unit Conversion Notice or the Partnership has given a Forced LTIP Unit Conversion Notice shall occur automatically after the close of business on the applicable LTIP Unit Conversion Date without any action on the part of such holder of LTIP Units, as of which time such holder of LTIP Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Common Units issuable upon such conversion. After the conversion of LTIP Units as aforesaid, the Partnership shall deliver to such holder of LTIP Units, upon his or her written request, a certificate of the General Partner certifying the number of Common Units and remaining LTIP Units, if any, held by such Person immediately after such conversion.

Section	1.13 Treatment of Capital Account.

For purposes of making future allocations under Article 6 of the Partnership Agreement, as amended from time to time, the portion of the Economic Capital Account Balance of the applicable holder of LTIP Units that is treated as attributable to his or her LTIP Units shall be reduced, as of the date of conversion, by the product of the number of LTIP Units converted and the Common Unit Economic Balance.

Section	1.14 Mandatory Conversion in Connection with a Capital Transaction.

A. If the Partnership, the General Partner or the Company shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self-tender offer for all or substantially all Common Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any transaction which constitutes an LTIP Unit Adjustment Event), in each case as a result of which Common Units shall be exchanged for or converted into the right to receive, or the holders of Common Units shall otherwise be entitled to receive cash, securities or other property or any combination thereof (each of the foregoing being referred to herein as a “Capital Transaction”), then the General Partner shall, immediately prior to the Capital Transaction, exercise its right to cause an LTIP Unit Forced Conversion with respect to the maximum number of LTIP Units then eligible for conversion, taking into account any allocations that occur in connection with the Capital Transaction or that would occur in connection with the Capital Transaction if the assets of the Partnership were sold at the Capital Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Units in the context of the Capital Transaction (in which case the LTIP Unit Conversion Date shall be the effective date of the Capital Transaction and the conversion shall occur immediately prior to the effectiveness of the Capital Transaction).

B. In anticipation of such LTIP Unit Forced Conversion and the consummation of the Capital Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of LTIP Units to be afforded the right to receive in connection with such Capital Transaction in consideration for the Common Units into which his or her LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Capital Transaction by a holder of the same number of Common Units, assuming such holder of Common Units is not a Person with which the

Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an Affiliate of a Constituent Person. In the event that holders of Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Capital Transaction, prior to such Capital Transaction the General Partner shall give prompt written notice to each holder of LTIP Units of such election, and shall use commercially reasonable efforts to afford such holders the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each LTIP Unit held by such holder into Common Units in connection with such Capital Transaction. If a holder of LTIP Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each LTIP Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a holder of a Common Unit would receive if such holder of Common Units failed to make such an election.

C. Subject to the rights of the Partnership and the General Partner under any Vesting Agreement and the terms of any plan under which LTIP Units are issued, the Partnership shall use commercially reasonable efforts to cause the terms of any Capital Transaction to be consistent with the provisions of this Section 1.14 and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any holders of LTIP Units whose LTIP Units will not be converted into Common Units in connection with the Capital Transaction that will contain provisions enabling the holders of LTIP Units that remain outstanding after such Capital Transaction to preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in this Exhibit K and the Partnership Agreement.

Section	1.15 Redemption Right of LTIP Unit Limited Partners.

A. LTIP Units will not be redeemable at the option of the Partnership; provided, however, that the foregoing shall not prohibit the Partnership from (i) repurchasing LTIP Units from the holder thereof if and to the extent such holder agrees to sell such LTIP Units or (ii) from exercising its LTIP Unit Forced Conversion right.

B. Except as otherwise set forth in the relevant Vesting Agreement or other separate agreement entered into between the Partnership and a LTIP Unit Limited Partner, and subject to the terms and conditions set forth herein or in the Partnership Agreement, on or at any time after the applicable LTIP Unit Conversion Date each LTIP Unit Limited Partner will have the same right (and subject to the same terms and conditions and to be effected in the same manner) to require the Partnership to redeem all or a portion of the Common Units into which such LTIP Unit Limited Partner’s LTIP Units were converted as the other Holders of Partnership Common Units in accordance with Article 8 of the Partnership Agreement.

Section	1.16 Voting Rights.

Holders of LTIP Units, whether vested or unvested, shall not have any voting rights other than as provided in Section 1.17.

Section	1.17 Special Approval Rights.

Holders of LTIP Units shall only (a) have those voting rights required from time to time by non-waivable provisions of applicable law, if any, and (b) have the additional voting rights that are expressly set forth in this Section 1.17. The General Partner and/or the Partnership shall not, without the affirmative vote of holders of more than 50% of the then outstanding LTIP Units (both vested and unvested) affected thereby, given in person or by proxy, either in writing or at a meeting (voting separately as a class), take any action that would materially and adversely alter, change, modify or amend, whether by merger, consolidation or otherwise, the rights, powers or privileges of such LTIP Units, subject to the following exceptions:

(i) no separate consent of the holders of LTIP Units will be required if and to the extent that any such alteration, change, modification or amendment would, in a ratable and proportional manner, alter, change, modify or amend the rights, powers or privileges of the Common Units;

(ii) a merger, consolidation or other business combination or reorganization of the Partnership, the Company or any of their Affiliates shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units, so long as either (w) the LTIP Units that are then eligible for conversion (or that the General Partner provides will be eligible for conversion in connection with the merger, consolidation or other business combination or reorganization) are converted into Common Units immediately prior to the effectiveness of the transaction, (x) the holders of LTIP Units either will receive, or will have the right to elect to receive, for each LTIP Unit an amount of cash, securities, or other property equal to the amount of cash, securities or other property that would be paid in respect of such LTIP Unit had it been converted into a number of Common Units (or fraction of a Common Unit), as applicable, (y) the LTIP Units remain outstanding with their terms materially unchanged, or (z) if the Partnership is not the surviving entity in the merger, consolidation or other business combination or reorganization, the LTIP Units are exchanged for a security of the surviving entity with terms that are materially the same with respect to rights to allocations, distributions, redemption, conversion and voting as the LTIP Units;

(iii) any creation or issuance of Partnership Units (whether ranking junior to, on a parity with or senior to the LTIP Units in any respect), which either (x) does not require the consent of the holders of Common Units or (y) does require such consent and is authorized by a vote of the holders of Common Units, together with any other class or series of units of limited partnership interest in the Partnership upon which like voting rights have been conferred, shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units; and

(iv) any waiver by the Partnership of restrictions or limitations applicable to any outstanding LTIP Units with respect to any holder or holders thereof shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units with respect to other holders. For the avoidance of doubt, the General Partner in its sole discretion may waive any restrictions or limitations (including vesting restrictions or transfer restrictions) applicable to any outstanding LTIP Units with respect to any holder or holders at any time and from time to time. Any such determination in the General Partner’s discretion in respect of such LTIP Units shall be final and binding. Such determinations need not be uniform and may be made selectively among holders of LTIP Units, whether or not such holders are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

The foregoing special approval rights will not apply if, as of or prior to the time when the action with respect to which such vote would otherwise be required will be taken or be effective, all outstanding LTIP Units shall have been converted and/or redeemed, or provision is made for such redemption and/or conversion to occur as of or prior to such time.

Section	1.18 Rights to Transfer.

Subject to the terms of the relevant Vesting Agreement or other document pursuant to which LTIP Units are granted, except in connection with the exercise of a LTIP Unit Redemption Right pursuant to Section 8.6 of the Partnership Agreement, a transfer all or any portion of a holder’s LTIP Units will be subject to Article 11 of the Partnership Agreement.

[End of text]

IN WITNESS WHEREOF, the undersigned has hereby executed this Amendment as of the date first written above.

PROLOGIS, INC.

a Maryland Corporation

the general partner

By:	/s/ Michael T. Blair
Name: Michael T. Blair Title: Managing Director and Assistant Secretary

EXHIBIT K-1

Notice of Election by Partner to Convert LTIP Units into Common Units

The undersigned holder of LTIP Units hereby irrevocably elects to convert the number of Vested LTIP Units in Prologis, L.P. (the “Partnership”) set forth below into Common Units in accordance with the terms of the Thirteenth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended. The undersigned hereby represents, warrants, and certifies that the undersigned: (a) has title to such LTIP Units, free and clear of the rights or interests of any other Person other than the Partnership; (b) has the full right, power, and authority to cause the conversion of such LTIP Units as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such conversion.

Name of Holder:

(Please Print: Exact Name as Registered with Partnership)

Number of LTIP Units to be Converted:

Conversion Date:

(Signature of Holder: Sign Exact Name as Registered with Partnership)

(Street Address)

(City)	(State)	(Zip Code)

Medallion Guarantee:

1

EXHIBIT K-2

Notice of Election by Partnership to Force Conversion

of LTIP Units into Common Units

Prologis, L.P. (the “Partnership”) hereby irrevocably elects to cause the number of LTIP Units held by the holder of LTIP Units set forth below to be converted into Common Units in accordance with the terms of the Agreement of Limited Partnership of the Partnership, as amended.

Name of Holder:

(Please Print: Exact Name as Registered with Partnership)

Number of LTIP Units to be Converted:

Conversion Date:

1